Exhibit 10.3

SIMPSON MANUFACTURING CO., INC.
EXECUTIVE OFFICER CASH PROFIT SHARING PLAN

Adopted January 14, 2003

and Amended through February 25, 2008

Purpose

The purpose of this Plan is to recognize outstanding effort and achievement by executive officers of Simpson Manufacturing Co., Inc. and its subsidiaries (together, the “Company”).  The Plan is intended to provide qualified performance-based compensation in accordance with section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and interpretations thereunder (the “Code”).

Committee

The Plan shall be administered by a Compensation Committee (the “Committee”) of the Board of Directors of the Company.  The Committee shall consist of at least two outside directors of the Company who satisfy the requirements of Code section 162(m).  The Committee shall have the sole discretion and authority to administer and interpret the Plan in accordance with Code section 162(m).

Covered Employees

Any employee of the Company treated as a “covered employee” pursuant to section 162(m) of the Code, as amended and as interpreted in Treasury Regulations and notices or other rulings issued by the Internal Revenue Service, and any other employee of the Company designated by the Committee.

Amount of Award

The Committee will determine the amount of the award that each covered employee will be eligible to receive under the Plan each fiscal quarter.  Awards will be based on a percentage of the amount by which net profits of the Company or a branch or subsidiary of the Company for a fiscal quarter exceed a qualifying level of net profits for the Company or such branch or subsidiary, respectively, for that fiscal quarter.  The results for each fiscal quarter will be determined independently of the results for any other fiscal quarter; profits or losses in one fiscal quarter will not be used to calculate net profits in any subsequent fiscal quarter.

The Committee shall set the standards for determining net profits, the qualifying levels and the percentages of excess profits that covered employees are eligible to receive with respect to a fiscal quarter, no later than the latest time permitted by the Code for that fiscal quarter.  Qualifying levels will be based on the value of net operating assets of the Company, the branch or the subsidiary, multiplied by a rate of return on those assets.  Individual percentages will be based on job function.

No award in excess of $2,500,000 will be paid to any covered employee under this Plan with respect to any fiscal year.  The Committee, in its sole discretion, may reduce or eliminate the award to any covered employee in any year.  The reduction in the amount of an award to any covered employee shall not, however, affect the amount of the award to any other covered employee.

Payment of Awards

Awards will be paid quarterly, within five weeks of the last day of the fiscal quarter.  No bonus shall be paid unless and until the Committee certifies in writing that the performance goals of the Plan are satisfied.

No covered employee is eligible to receive an award under the Plan until he or she works an entire fiscal quarter for the Company.  Anyone who is terminated by the Company without cause, as determined by the Committee in its sole discretion, dies, is on disability or voluntarily quits the Company before the last day of a fiscal quarter, will be paid on a pro-rata basis for the days actually worked in that fiscal quarter.

Scope of the Plan

Nothing in this Plan shall be construed as precluding or prohibiting the Company from establishing or maintaining other bonus or compensation arrangements, which may be applicable to all employees and officers or applicable only to selected employees or officers; provided, however, that an individual who receives an award under this Plan with respect to a fiscal quarter shall not be permitted to participate in any other bonus arrangement or plan of the Company for that fiscal quarter that provides bonuses similarly calculated as a percentage of profits in excess of a qualifying level.

Amendment and Termination

The Company reserves the right to amend or terminate this Plan at any time with respect to future services of covered employees.  Plan amendments will require stockholder approval only to the extent required by applicable law.

General

The establishment of the Plan shall not confer any legal right on any covered employee or other person to continued employment, nor shall it interfere with the right of the Company to discharge any covered employee and treat him or her without regard to the effect that such treatment might have on him or her as a participant in the Plan.  The laws of the State of California will govern any legal dispute involving the Plan.

No Funding

The Company shall not be required to fund or otherwise segregate any cash or any other assets that may at any time be paid to participants under the Plan.  The Plan shall constitute an “unfunded” plan of the Company.  Neither the Company nor the Committee shall, by any provision of the Plan, be deemed to be a trustee of any property, and any obligations of the Company to any participant under the Plan shall be those of a debtor and any rights of any participant or former participant shall be limited to those of a general unsecured creditor.

Non-Transferability of Benefits and Interests

Except as expressly provided by the Committee, no benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such attempted action shall be void.  No benefit payable under the Plan shall be in any manner liable for or subject to debts, contracts, liabilities, engagements or torts of any participant or former participant.  This section shall not apply to an assignment of a contingency or payment due after the death of the covered employee to the deceased covered employee’s legal representative or beneficiary.